Exhibit 99.1

Manhattan Bancorp Announces Change in Executive and Board Leadership

Company Release - 11/23/2010

LOS ANGELES—(BUSINESS WIRE)— Manhattan Bancorp (“Company”) (OTCBB: MNHN) and its wholly-owned banking subsidiary, Bank of Manhattan, N.A. (“Bank”), announced today the appointment of Terry Robinson as President & Chief Executive Officer of both the Company and the Bank. Mr. Robinson will also serve as a member of the board of directors of both the Company and the Bank.

The Company also announced the appointment of Grant Couch as Chairman of the Board of Directors of the Company and the Bank. Mr. Couch will succeed founding Chairman Kyle A. Ransford, who will continue as a director of the Company and the Bank.

Mr. Robinson has been a successful chief executive officer  of California community banks. He joined Plaza Bank (OTCBB: PLZB) of Irvine, California as Chief Executive Officer in June 2009. Under his leadership, the Bank has grown from $96 million in total assets as of March 31, 2009 to $360 million at September 30, 2010.  Earnings have moved from a quarterly loss of $1.4 million for the March 2009 quarter, to a substantial profit in the quarter ended September 30, 2010.  Before joining Plaza Bank, Mr. Robinson was President and Chief Executive Officer of The Vintage Bank and its parent company, North Bay Bancorp. Mr. Robinson joined the Napa, California-based bank in 1988 and remained with the company until its sale in 2007. Under his leadership Vintage grew from $26 million to $675 million in assets.

Mr. Couch has a 35-year career in the financial services industry, beginning with Manufacturers Hanover Trust in 1971 and retiring in 2008 as President & COO of Countrywide Securities Corporation. He has been a director of MNHN since 2009.

“It is a privilege to join such an outstanding team of banking and financial services professionals,” Mr. Robinson said, “the business plan is exciting and promising, and the elements necessary for successful execution are in place.  I look forward to working with the team as we implement the plan.”

In announcing his decision to step down as Chairman, Mr. Ransford said “I am very  excited about the Company’s prospects going forward. I have great confidence that the team we have assembled and incoming CEO Robinson and Mr. Couch will  take the Company to the next level. While I will miss my daily involvement with the Company, I look forward to my continued involvement as a director and founder.”

Mr. Couch stated “The Board and I want to thank Kyle for his leadership and vision in bringing together a very talented group and building a unique and compelling platform that has a tremendous future.”

The Company’s previous President and Chief Executive Officer, Deepak Kumar, submitted his resignation from the Board of Directors of the Company on November 22, 2010.

The Company, which opened for business on August 15, 2007, owns the Bank, headquartered in the South Bay area of Los Angeles, California, and Manhattan Capital Markets, LLC, which operates as a full service broker/dealer with emphasis on mortgage products through its wholly-owned subsidiary, Banc of Manhattan Capital, LLC . The Company’s primary focus is relationship banking and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms.  Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Source: Manhattan Bancorp

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Manhattan Bancorp